Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter and Year Ended December 31, 2012

— Quarterly Core Earnings of $0.48 per diluted Common Share —

— Over $1.0 Billion of Investment Activity in the Fourth Quarter of 2012 —

— 2012 Core Earnings of $1.99 per diluted Common Share —

— Declares Dividend of $0.44 per Share for First Quarter 2013 —

GREENWICH, Conn., February 27, 2013 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fourth quarter and year ended December 31, 2012.  The Company’s Core Earnings, a Non-GAAP financial measure, were $64.5 million, or $0.48 per diluted share, for the quarter, an increase of 14% per diluted share compared to $39.8 million, or $0.42 per diluted share, for the same quarter of 2011.  Core Earnings for 2012 were $228.3 million, or $1.99 per diluted share, an increase of approximately 17% over the per diluted share amount of $1.70 per diluted share for the same period in the prior year.

Net income attributable to the Company for the three and twelve months ended December 31, 2012 was approximately $56.3 million and $201.2 million, respectively, compared to $41.0 million and $119.4 million, respectively, for the three and twelve months ended December 31, 2011.  Net income per diluted share outstanding for the fourth quarter 2012 was $0.42, compared to $0.44 in the fourth quarter 2011.  For the year ended December 31, 2012, net income per diluted share increased over 27% to $1.76 compared to $1.38 for the same period ended December 31, 2011.

“Starwood Property Trust produced a strong quarter, ending a year of significant growth for the Company,” stated Barry Sternlicht, Chairman and CEO of Starwood Property Trust. “In 2012, we invested over $2.6 billion, dramatically expanding our asset base with high quality investments producing a compelling yield in a highly competitive environment.  We are building a successful brand in the commercial real estate markets as a lender to many high profile and growing real estate owners and developers. We are valued for our speed, flexibility, creativity, scale and real estate knowledge, all of which should contribute to our continued growth and success.”

Mr. Sternlicht continued, “In January of 2013, we agreed to purchase LNR Property.  This transformational transaction catapults the Company into a premier position in commercial real estate finance, introduces new product lines, more diversity and a unique set of relationships to enable us to continue to deliver superior risk adjusted returns to our shareholders. LNR adds significant scale to our operations and should provide Starwood Property Trust with a proprietary pipeline of additional opportunities in the coming years. Furthermore, we were able to advance this agreement while at the same time originating over $1 billion of loans in the fourth quarter.  Finally, we accessed an additional capital source with the completion of a $600 million convertible notes offering in early 2013 and are excited about the results.”

Investment Portfolio

The Company invested over $1.0 billion during the fourth quarter of 2012 and $2.6 billion for the full year, primarily in the origination and acquisition of new investments, as well as through additional funding on existing loans, with the total gross capital deployed since inception approaching $7.0 billion. The net investment balance as of December 31, 2012 was $4.1 billion.

The carrying amount of the Company’s target assets held for investment was approximately $3.4 billion at end of the fourth quarter 2012, which the Company expects will generate an annualized levered return of between 11.7% and 12.2% on an annually compounded basis over the life of the investment. The Company’s loan portfolio’s loan-to-value remains at 63% due in part to the rising value of the collateral securing the loans.

The over $1.0 billion of new investments during the fourth quarter of 2012 included the following significant transactions:

October 2012

•                  $475.0 million co-origination with an affiliate of the Company’s external manager, of a first mortgage and mezzanine financing for the acquisition and redevelopment of a 10-story retail building in the Times Square area of Manhattan, New York. Of the total loan amount, $375.0 million was funded at closing, $281.2 million of which was funded by the Company and $93.8 million was funded by an affiliate of the Company’s external manager.  Subsequent to the closing, a 25 percent participation in both the first mortgage and mezzanine loans were sold to Vornado Realty Trust (NYSE: VNO).  Additionally, $100.0 million will be funded pro rata by each party upon reaching certain milestones during the transformation of the property. The loan has a three-year term with two one-year extensions.

•                  Originated a $126.0 million first mortgage loan secured by a 25 story Class A office tower located in San Francisco, California. The loan has an initial funding of $115.5 million with a future funding obligation of $10.5 million for tenant improvements and leasing commissions. The loan has a three-year term with two one-year extensions.

•                  Purchased a $25.0 million participation in a mezzanine loan secured by 517 owned and ground leased hotel properties comprising approximately 59,423 keys. The loan has a five-year term with no extension options.

November 2012

•                  Purchased the A-note in a whole loan secured by an office building located in Washington DC for $45.6 million.  The loan has a three-year term with two one-year extensions.

•                  Originated a $51.0 million floating rate first mortgage loan secured by an office complex located in Dallas, TX. The loan has a three-year term with two one-year extensions.

December 2012

•                  Originated a $40.3 million first mortgage loan on a partial fee simple interest and leasehold interest in a Class B+ office building in San Diego, CA.  The loan has a three-year term with two one-year extensions.

•                  Originated a $25.5 first mortgage loan secured by the fee interests in an office building located in Austin, Texas. The loan has a three-year term with two one-year extensions.

•                  Purchased a $25.0 million participation in a mezzanine loan secured by a portfolio of 680 lodging facilities. The loan has a seven-year term with no extension options.

•                  Originated a $34.5 first mortgage on a lifestyle retail center on 83 acres in Albuquerque, NM. The loan has a three-year term with two one-year extensions.

•                  Originated a $36.6 million floating rate first mortgage for the refinancing of a data center located in Orlando, FL. The loan has a three-year term with two one-year extensions.

•                  Co-originated with an affiliate of the Company’s external manager a $48.4 million junior mezzanine loan secured by a portfolio of luxury hotels in Europe. The loan has a five-year term with no extension options.

Residential Investments

Throughout the fourth quarter, the Company invested $139.8 million in single-family residential houses (“SFR”) and non-performing loans, representing 1,037 units, bringing aggregate acquisitions as of December 31, 2012 to $170.3 million, representing 1,309 units. The expected unlevered return from this portfolio is between 6.5% and 7.5% with projected IRRs in excess of the yield on its core investments. The Company is currently in discussions to obtain a financing facility for its SFR investments. Subsequent to year-end, the Company invested $66.8 million in 557 single family residential houses.

During the fourth quarter, the Company also acquired additional RMBS positions with an aggregate face value of $76.8 million at an aggregate discount of $26.2 million.

Starwood Property Trust, Inc. Investments as of December 31, 2012

(Unaudited, amounts in millions)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,502	$1,462	$640	822	7.1%	9.2%	10.1%
Subordinated mortgages held for investment	430	397	53	344	11.5%	12.9%	13.3%
Mezzanine loans held for investment	1,080	1,058	159	899	12.2%	13.6%	13.7%
CMBS available-for-sale at fair value	521	529	291	238	7.0%	11.1%	11.9%
Total target portfolio	$3,533	$3,446	$1,143	2,303	9.2%	11.7%	12.2%
RMBS available-for-sale at fair value	489	333	163	170	10.5%
Loans transferred in secured borrowings	86	86	88	(2)
Other investments (5)	222	222	—	222
Total investments	$4,330	$4,087	$1,394	$2,693

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for target investments as of December 31, 2012 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  The levered returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at December 31, 2012 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except that (i) the assumed financing on any investments that are less than fully leveraged as of December 31, 2012 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender.

(5)         Includes investments in marketable and other equity securities, residential real estate, and residential non-performing loan pools.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Company’s loan portfolio as of December 31, 2012:

	Weighted Average LTV of Loan Portfolio (1)
	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	44.6%	47.0%	23.2%
Ending LTV	58.9%	73.6%	64.6%	63.0%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  Excludes CMBS, RMBS, and Other Investments and loans transferred in secured borrowings.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Transaction

In January 2013, the Company entered into an agreement to acquire all the outstanding equity interests of LNR Property LLC (“LNR”). LNR is a diversified real estate investment, management, finance and development company whose principal line of business is serving as a special servicer for CMBS transactions. Under the terms of the transaction, the Company will acquire the following LNR business segments for a total cash purchase price of $843 million. The remainder of the LNR businesses, totaling approximately $206 million, will be acquired by an investment fund controlled by an affiliate of the Company’s external manager:

•                  U.S. Special Servicer—A U.S. special servicer of commercial loans with approximately $133.6 billion in loans under management and real estate owned as of December 31, 2012;

•                  U.S. Investment Securities Portfolio—a portfolio of whole loans, CMBS and collateralized debt obligation (‘CDO’) investments;

•                  Archetype Mortgage Capital —a commercial real estate conduit loan origination platform;

•                  Archetype Financial Institution Services—an acquirer, manager, and servicer of portfolios of small balance commercial loans;

•                  LNR Europe—consists of Hatfield Philips, a wholly-owned subsidiary that is an independent primary and special servicer in Europe, and a non-controlling interest in LNR European Investment Fund, a European CRE debt fund; and

•                  Auction.com—50 percent of LNR’s interest in a real estate exchange selling residential and commercial real estate via auction.

The acquisition of LNR has not yet been completed, and accordingly the Annual Report on Form 10-K and the consolidated financial statements do not reflect the results of LNR’s business.

Investment Related Activity Subsequent to Quarter-End

Since January 1, 2013, the Company originated and/or acquired $113.0 million of new investments, which includes the origination of an $86.0 million first mortgage construction financing for the development of 30 luxury condominium residences and a ground floor retail space in Manhattan, New York. Of this total loan amount, $50.6 million was funded at closing.

Investment Capacity

As of February 23, 2013, the Company had approximately $175.2 million of available cash and equivalents, approximately $163.0 million of net equity invested in RMBS that are classified as available-for-sale and $578.4 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $750.0 million to $1.25 billion of new investments.

Investment Pipeline

As of February 23, 2013, the Company had approximately $1.35 billion of loans and investments in various stages of due diligence that are under term sheets.  These loans and investments, combined with near-term funding requirements for existing loans, would require a near term net equity investment of approximately $650 million, with additional future fundings of approximately $850 million over the next 48 months.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 to 60 days, there can be no assurance in this regard.

Financing Activities

As of December 31, 2012, the Company had an aggregate outstanding balance of approximately $1.3 billion under its 10 financing facilities.  The sale of senior notes (A-Notes) has become an increasingly important part of the Company’s financing strategy since it provides the Company with match termed non-recourse financing.  Accordingly, during the fourth quarter of 2012, the Company sold five separate loans or loan participations with an aggregate carrying value of $314.5 million.

On October 10, 2012, the Company completed an underwritten public offering of 18,400,000 shares of common stock at a price of $22.74 for total estimated gross proceeds of approximately $418.4 million.

On February 15, 2013, the Company issued $600.0 million of 4.55% Convertible Senior Notes due 2018, resulting in net proceeds to the Company of $587.7 million.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at December 31, 2012 was approximately $20.57 per fully diluted share.  On a fully diluted basis, the Company’s GAAP book value at December 31, 2012 was $19.90 per share.

Dividend

On February 27, 2013, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ending March 31, 2013.  The dividend is payable on April 15, 2013 to common stockholders of record as of March 29, 2013.

2013 Guidance

For 2013, the Company is estimating Core Earnings in the range of $1.90 to $2.00 per diluted share.  This guidance does not include the impact of the LNR acquisition or any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions.  In addition, this guidance reflects the

Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on the Company’s current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

The Company expects that the acquisition of LNR will be accretive to both earnings and cash flow in 2013 and 2014.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, February 27, 2013 at 10:00 a.m. Eastern Time to discuss fourth quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-670-2260

International:  1-913-312-1462

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  4266810

The playback can be accessed through March 13, 2013.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (the “Company”) is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company refers to commercial mortgage loans, other commercial real estate debt investments, CMBS, and other commercial real estate-related debt investments as the Company’s target assets.  The Company also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans.  The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	For the Three-Months Ended December 31,		For the Twelve-Months Ended December 31,
	2012	2011	2012	2011
Net interest margin:
Interest income from mortgage-backed securities	$15,015	$5,442	$55,419	$25,618
Interest income from loans	72,483	53,712	251,561	179,355
Interest expense	(12,780)	(7,059)	(47,125)	(28,782)
Net interest margin	74,718	52,095	259,855	176,191
Expenses:
Management fees (including $3,788, $3,225, and $2,803 and for the three-months ended December 31, 2012, 2011, and 2010 and $15,714, $13,493, and $7,420 for the twelve-months ended December 31, 2012, 2011 and 2010 of non-cash stock-based compensation, respectively)	14,233	9,885	56,906	38,899
Acquisition and investment pursuit costs	1,573	751	4,310	2,571
General and administrative (including $78, $86 and $34 for the three-months ended December 31, 2012, 2011, 2010 and $488, $250, and $102 for the twelve-months ended December 31, 2012, 2011, and 2010 of non-cash stock-based compensation, respectively)	3,278	2,409	12,116	9,450
Loan loss allowance	2,061	—	2,061	—
Total expenses	21,145	13,045	75,393	50,920
Income before other income (expense) and income taxes	53,573	39,050	184,462	125,271
Other income	511	1,327	3,615	3,075
Other-than-temporary impairment (“OTTI”), net of $2,854, $1,310, and $0 recognized in other comprehensive income for the twelve-months ended December 31, 2012, 2011, 2010	(1,674)	(3,380)	(4,402)	(6,001)
Net gains on sales of investments	6,385	158	25,532	20,994
Net realized foreign currency gains (losses)	56	(839)	8,571	(902)
Net (losses) gains on currency hedges	(4,788)	2,109	(15,180)	4,491)
Net gains (losses) on interest rate hedges	415	(1,148)	1,023	(27,130)
Net (losses) gains on credit hedges	—	(1,372)	—	2,358
Net change in unrealized gains (losses) on loans held-for-sale at fair value	—	7,485	(5,760)	5,760)
Unrealized gain on securities	295	—	295	—
Unrealized foreign currency remeasurement gains (losses)	3,842	(2,273)	6,549	(6,518)
Income before income taxes	58,615	41,117	204,705	121,398
Income tax provision	183	49	1,023	790
Net Income	58,432	41,068	203,682	120,608
Net income attributable to non-controlling interests	(2,099)	(40)	(2,487)	(1,231)
Net income attributable to Starwood Property Trust, Inc.	$56,333	$41,028	$201,195	$119,377
Net income per share of common stock:
Basic	$0.42	$0.44	$1.76	$1.38
Diluted	$0.42	$0.44	$1.76	$1.38
Distributions declared per common share	$0.54	$0.44	$1.86	$1.74

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.  The definition of Core Earnings was amended effective for the first quarter of 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

December 31, 2012 Reconciliation of Net Income to Core Earnings

(Amounts in thousands except per share data)

	Three-Months Ended December 31, 2012		Twelve-Months Ended December 31, 2012
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$56,333	$0.42	$201,195	$1.75
Add back for net change in unrealized loss on loans held for sale at fair value	—	0.00	5,760	0.05
Subtract for unrealized gain on interest rate hedges	(252)	0.00	(10,243)	(0.09)
Add back for other-than-temporary impairment (“OTTI”)	1,674	0.01	4,402	0.04
Subtract for unrealized foreign currency gain	(3,842)	(0.03)	(6,549)	(0.06)
Add back for unrealized loss on currency hedges	4,143	0.03	17,463	0.15
Subtract for unrealized gain on securities	(295)	(0.00)	(295)	(0.00)
Add back for management incentive fee	384	0.00	7,870	0.07
Add back for non-cash stock based compensation	3,866	0.03	16,163	0.14
Subtract for realized OTTI for sold securities	(32)	0.00	(137)	0.00
Add back for depreciation expense	135	0.00	213	0.00
Add back for loan loss allowance	2,061	0.02	2,061	0.02
Add back/subtract for gain (loss) from effective hedge termination (1)	317	0.00	(9,597)	(0.08)
Core Earnings	$64,492	$0.48	$228,306	$1.99

(1)   In February 2012, the Company’s GBP-denominated loan prepaid.  At the time of purchase, the Company hedged its exposure to fluctuations in the GBP/USD exchange rate through a series of foreign exchange forward contracts.  As a result of the loan being prepaid in February 2012, the foreign exchange forward contracts, which were in a loss position of approximately $10.0 million, were no longer necessary hedges.  The Company determined it was more cost effective to lock-in the amount of the loss on the contracts by entering into new derivative contracts with a separate counterparty than to terminate the contracts.  Because the original contracts remained in place, the loss had not been “realized” (as that term is defined in GAAP) even though the Company had effectively locked-in the loss.  In accordance with the Company’s amended definition of Core Earnings, management determined to reduce Core Earnings for the first quarter by an aggregate $10.0 million of unrealized loss because it believes this represented a non-standard transaction.  Adjustments subsequent to the first quarter of 2012 are being made such that the appropriate amount of Core Earnings is reported as these offsetting contracts mature.

December 31, 2011 Reconciliation of Net Income to Core Earnings

(Amounts in thousands except per share data)

	Three-Months Ended December 31, 2011		Twelve-Months Ended December 31, 2011
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$41,028	$0.44	$119,377	$1.38
Add back for net change in unrealized gain on loans held for sale at fair value	(7,485)	(0.08)	(5,760)	(0.07)
Add back for unrealized loss on interest rate hedges	188	0.00	11,287	0.13
Add back for other-than-temporary impairment (“OTTI”)	3,380	0.04	6,001	0.08
Add back unrealized foreign currency loss	2,272	0.02	6,518	0.08
Subtraction for unrealized gain on currency hedges	(3,081)	(0.03)	(5,755)	(0.07)
Add back for unrealized loss on credit hedges	161	0.00	—	0.00
Add back for management incentive fee	—	0.00	1,178	0.01
Add back for non-cash stock based compensation	3,311	0.03	13,743	0.16
Core Earnings	$39,774	$0.42	$146,589	$1.70

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com